Exhibit 99.1

One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
John Lamson	Renee Svec
Chief Financial Officer and Executive Vice President	Director - Corporate Communications
727.214.3411, ext. 214	727.214.3411, ext. 212
jlamson@fadv.com	rsvec@fadv.com

ALAN MISSEN JOINS FIRST ADVANTAGE

AS CHIEF INFORMATION OFFICER

ST. PETERSBURG, Fla., March 8, 2005—First Advantage Corporation (NASDAQ: FADV), a leading risk mitigation and business solutions provider, today announced that Alan J. Missen has joined First Advantage’s corporate management team as chief information officer.

As chief information officer, Missen will be responsible for establishing and directing the strategic long-term goals, policies and procedures for First Advantage’s information technology functions at both the corporate and business line levels. Reporting to the chief executive officer, Missen’s expertise will be called upon to recommend the appropriate technology solutions to support First Advantage’s strategic growth initiatives and vision of providing an integrated service platform.

Missen’s information technology expertise and management skills were gained from various senior level management roles spanning a 20-year career. Prior to joining First Advantage, Missen was employed with Pricewaterhouse Coopers LLP where he was the director of shared services applications and, more recently, director of portfolio management. Missen was responsible for directing all application development activities for a staff of 250 professionals in multiple locations and delivered numerous solutions to facilitate the company’s supply chain and portfolio management activities. Previously, Missen was employed as a senior information technology manager with Arthur Andersen LLP, where he played a key role in determining strategic plans and directing application development activities globally. Other positions held by Missen include director of information technology and marketing for Pitney Bowes Inc. and MIS manager for Canadian Imperial Bank of Commerce.

Missen received his bachelor’s of science degree in Statistics from the University of Toronto. He resides in Bradenton, Fla.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs and other occupational health testing, employee assistance programs, corporate tax and incentive services, resident screening, motor vehicle records, transportation business credit services, investigative services, computer forensics and electronic discovery services, supply chain security and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,700 employees in offices throughout the United States and abroad. Further information about the company is available at www.fadv.com.

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Alan Missen Joins First Advantage as Chief Information Officer

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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